Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Parker Drilling Company:
We consent to the use of our report dated March 3, 2010 (except for note 5 for which the date is June 21, 2010), with respect to the consolidated balance sheets of Parker Drilling Company as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which report appears in the Current Report on Form 8-K dated June 21, 2010 of Parker Drilling Company and to the reference to our firm under the heading “Experts” in the registration statement. Our report with respect to the consolidated financial statements refers to a change in accounting for convertible debt instruments in 2008 and 2007.
We have audited the revised Parent, Guarantor, Non-Guarantor consolidating condensed financial statements in Note 5 that reflect the subsidiaries of Parker Drilling Company that are current guarantors of Parker Drilling Company’s 9⅛% Senior Notes due 2018. In our opinion, such consolidating condensed financial statements present fairly, in all material respects, the information set forth therein.
As discussed in note 1 to the consolidated financial statements, the Company has changed its method of accounting for convertible debt instruments in 2008 and 2007 due to the adoption of new accounting for convertible debt instruments.
/s/ KPMG LLP
Houston, Texas
June 21, 2010